Exhibit 10.1

Polomar Health Services, Inc. Product Fulfillment and Distribution Agreement

This Fulfillment and Product Distribution Agreement (the “Agreement”) between Polomar Health Services, Inc. (“PMHS” or the “Company”), a publicly traded Nevada corporation, with a principal place of business located at 10940 Wilshire Blvd., Suite 1500, Los Angeles, CA 90024, Island 40 Group (“IG4”), a Tennessee limited liability company and FORHumanity Health, Inc. d/b/a ForHumanity (“FHH”), a Delaware Corporation, with a mailing address of 1041 Market Street #446, San Diego, CA 92101-7233. PMHS, IG4 and FHH are collectively referred to as Parties herein and each a Party.

Now Therefore, the Parties hereto agree as follows:

1. Territory. The Territory shall include all U.S. states and U.S. Territories in which Polomar Specialty Pharmacy, LLC (“Polomar”) is presently licensed or may become licensed during the term of this agreement.

2. Term/Termination.

(a) The term of this Agreement shall be for a term of three (3) years commencing on March 12, 2025, and terminating on March 31, 2028 (“Initial Term”), unless otherwise renewed pursuant to the terms herein below.

(b) This Agreement shall automatically renew for an additional five-year term provided minimum average annual gross revenues received by PMHS from FHH during the Initial Term are not less than $3,000,000 (“1st Renewal Term”).

(c) This Agreement shall automatically renew for an additional five-year term provided minimum average annual gross revenues received by PMHS from FHH during the 1st Renewal Term are not less than $6,000,000 (“2nd Renewal Term”)

(d) If FHH meets or exceeds its Exclusivity Goal (as defined in Section 7(g) hereinbelow), then this Agreement shall continue to renew and for additional five (5) year terms unless otherwise terminated pursuant to the terms hereof.

This Agreement may be terminated upon ninety (90) days written notice of either Party to the other Party, if gross revenues (“Revenues”) from FHH to PMHS per month are less than $100,000 per month after the month ending February 2026, or for gross negligence or gross misconduct by either Party, if the negligence or misconduct is not cured within 30 days after receipt of notice from the non-breaching Party.

3. Account Management.

Island 40 Group, LLC (“IG4”) is PMHS’s exclusive commercial account management partner. FHH shall communicate directly with IG4 on all matters regarding this Agreement.

FHH may contact PMHS directly if IG4 fails to respond within 48 hours or in cases of urgent supply or quality issues, with notice to IG4.

5. Pricing.

(a) the Parties hereto shall agree to initial product pricing as disclosed on Exhibit A, attached hereto and made a part hereof.

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(b) product price increase due to market conditions (i.e. tariffs, raw material price increases of more than 3%, etc.) shall be allowed with documented proof provided to FHH of the market condition and communicated to FHH on at least ninety (90) days written notice.

(c) PMHS may not raise product prices more than [REDACTRD] per year during the Initial Term of this agreement or any Renewal Term.

(d) PMHS/IG4 shall not charge FHH more for products delivered to FHH pursuant to this Agreement than PMHS/IG4 charges any other customer of PMHS/IG4.

(e) FHH, upon 45 days’ notice, may audit PMHS/IG4’s pricing records annually. If discrepancies exceeding 2% are found, audit costs shall be borne by PMHS/IG4.

6. Sales Forecast. Within ninety (90) days of commencement of sales of Polomar products to customers of FHH, FFH must provide a twelve (12) month forecast of sales, by product to IG4, and every quarter subsequently so that IG4 can ensure sufficient product availability and supply. Should FFH become aware of a material deviation (+/- 10%) from any Sales Forecast provided to IG4 hereunder, then FHH must notify IG4 within five (5) business days with an updated Sales Forecast.

7. Product Availability/ Exclusivity Terms.

(a)	FHH will be the exclusive partner for inhalable sildenafil [REDACTED], inhaled Sumatriptan [REDACTED], and any other new dry inhalable products (collectively, “Dry Inhalables”) through September 30, 2025, in exchange for a product purchase guarantee of not less than $750,000. Notwithstanding the foregoing should PMHS receive total Revenues from FHH of $1,000,000 on or before September 30, 2025, then exclusivity for all Dry Inhalables shall be extended through December 31, 2025.
(b)	It is further agreed that should PMHS receive total Revenues from FHH of $1,500,000 on or before December 31, 2025, then exclusivity for all Dry Inhalables shall be extended through March 31, 2026.
(c)	It is further agreed that should PMHS receive total Revenues from FHH of $1,750,000 between January 1, 2026, and March 31, 2026, then exclusivity for all Dry Inhalables shall be extended through June 30, 2026.
(d)	It is further agreed that should PMHS receive total Revenues from FHH of $5,000,000 between January 1, 2026, and June 30, 2026, then exclusivity for all Dry Inhalables shall be extended through December 31, 2026.
(e)	It is further agreed that should PMHS receive total Revenues from FHH of $10,000,000 for the fiscal year ending on December 31, 2026, then exclusivity for all Dry Inhalables shall be extended through June 30, 2027.
(f)	It is further agreed that should PMHS receive total Revenues from FHH of $20,000,000 for the fiscal year ending on December 31, 2027, then exclusivity for all Dry Inhalables shall be extended until December 31, 2028.

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(g)	In all subsequent calendar years after the fiscal year ending on December 31, 2027, FHH hereby agrees to an annual twenty-five percent (25%) increase in Revenues to maintain exclusivity hereunder (“Exclusivity Goal”). If the Exclusivity Goal is achieved, exclusivity for all Dry Inhalables shall be extended for the following calendar year; therefore, Ex., the Exclusivity Goal for 2028 Revenues from FHH to PMHS will be $25,000,000 and shall confer exclusivity through 2029. This paragraph 7(g) shall apply to all renewable terms of this Agreement.
(h)	PMHS shall immediately reserve, 8,000 InhalEDTM kits, each kit consisting of one (1) inhaler and ten (10) capsules of inhalable sildenafil, for the exclusive use of FHH.
(i)	PMHS shall manufacture and reserve, 8,000 InhaltrexTM kits, each kit consisting of one (1) inhaler and ten (10) capsules of inhalable sumatriptan, for the exclusive use of FHH.
(j)	FHH shall make a one-time advance payment upon execution hereof to PMHS in the amount of $250,000 to secure the exclusivity granted herein above. [REDACTED].
(k)	FHH and PMHS shall utilize their best efforts to enter into a joint venture to co-develop a [REDACTED] for the delivery of the products contemplated herein as well as any other prescription and non-prescription (over-the-counter) medications that PMHS deems in its sole discretion are commercially viable. Exhibit C – [REDACTED], attached hereto and made a part hereof.
(l)	The following sales of any Dry Inhalables shall not be subject to the Product Exclusivity provisions herein above:
i)	sales to clinics or physician practices; and
ii)	sales to governmental agencies.
(m)	IG4 and PMHS shall also utilize their best efforts to prioritize FHH product availability for products being supplied to FHH and shall notify FHH within five (5) business days if they believe they may not be able to meet the product requirements as disclosed in the Sales Forecast.

i) If PMHS does not ship product to FHH or their customers, ordered in a given month, then that month or year’s Exclusivity Goal will be calculated as if that product had shipped as long those orders were made in good faith and consistent with the FHH sales forecast.

8. New Product Availability. Any new Polomar or IG4 pharmaceutical, nutraceutical, or peptide products or any new proprietary systems and technology for the ingestion and/or consumption of our products to patients shall be made available for sale to FFH at the same time or prior to any other sales or distribution clients.

9. Grant of License.

(a)	PMHS hereby grants to FHH a non-exclusive license to utilize the trademarks [REDACTED] and [REDACTED] and any other trademarks that PMHS may acquire and utilize for drugs distributed by FHH pursuant to this Agreement.

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10. Payment Terms.

(a) FHH payment terms on product shipping provided by PMHS/IG4 shall be within seven (7) business days of receipt of the invoice.

(b) FHH shall make payment of 50% upon submission of a purchase order for any custom designed product/packaging and 50% upon notification of shipping.

(c) FHH shall pay all shipping on any custom designed products or packaging.

(d) Payment Terms for the remaining $500,000 of the opening exclusivity order shall be due on or before June 30, 2025.

(e) PMHS shall invoice FHH for product monthly subsequent to the opening exclusivity order with fifteen (15) day payment terms from the date of invoice.

(f) If FHH makes future reserve orders, those invoices shall be paid one-third upon submission of order and the remaining balance within sixty (60) days after the date of the order.

11. Product Quality.

(a)	PMHS guarantees that all products provided to FHH shall be manufactured in FDA cGMP licensed outsourcing or contract manufacturing facilities; and
(b)	PMHS strictly adheres to USP guidelines in the sourcing of API’s and related ingredients; and
(c)	Upon request, PMHS shall provide to FHH product test results and certificates of authentication.
(d)	If n the event of any product recall, PMHS shall, within twenty-four (24) hours, notify FHH of the recall, the nature of the recall and PMHS’s remediation plan, with all costs associated with any recall to be borne by PMHS.

12. Wholesale Customer Opportunities.

FHH may from time to time come across additional wholesale customer sales opportunities. FHH, upon notifying I4G in writing of this opportunity shall have a six (6) month exclusivity period to negotiate a sales and distribution agreement with the identified potential wholesale customers. If FHH completes a sale with a wholesale customer during the exclusivity period, then that customer shall be FHH’s exclusive customer during the term hereof any renewal hereof and for a period of three (3) years after the termination of this agreement or the final shipment of any product(s) to the customer.

13. Confidentiality.

The Parties hereto shall during the term of this Agreement and for a period of two (2) years following the termination of this Agreement keep confidential the terms of this Agreement, except as disclosure may be required by the U.S. Securities and Exchange Commission.

The Parties agree to mutually keep confidential the following:

(a)	business records and plans, trade secrets, technical information, products, pricing structure, discounts, costs, licenses, customer lists, copyrights and other intellectual property and any other proprietary information.

The Parties agree the following is not considered “confidential information”:

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(a)	matters of public knowledge that result from previous disclosures made by either Party, information rightfully received by either Party from a third Party without a duty of confidentiality, information independently developed by either Party, information disclosed by operation of law, information disclosed by FHH with the prior written consent of PMHS, and any other information that the Parties agree in writing is not confidential.

14. Non-solicitation.

(a) The Parties hereto agree that for a period of two (2) years from any termination of this agreement that no Party shall solicit customers from any Party hereto; and

(b) The Parties hereto agree that for a period of one (2) year from any termination of this agreement that no Party shall solicit employees from any Party hereto

15. Indemnification. PMHS/I4G agrees to indemnify and hold harmless FHH and its directors, officers and affiliates against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses, and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation to which FHH is a Party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with information provided by the Company which contains a material misrepresentation or material omission in connection with the provision of services by FHH under this Agreement; provided however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found by a court of competent jurisdiction to have resulted from negligence or willful misconduct of FHH. For example, FHH’s indemnification shall not extend to claims arising from PMHS/IG4’s manufacturing defects, quality issues, or failure to meet FDA or other regulatory standards.

Each Party entitled to indemnification under this agreement (the “Indemnified Party”), shall give notice to the Party required to provide indemnification (the “Indemnifying Party”) promptly, within thirty (30) days, after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting there from, provided that counsel for the Indemnifying Party, who shall conduct the defense at such claim or any litigation resulting there from, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such Party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and any litigation resulting therefrom.

Notwithstanding the foregoing, FHH shall indemnify and hold harmless PMHS/I4G, its directors, officers, subsidiaries and affiliates against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements resulting from any actions taken, claims made, or misrepresentations by FHH regarding the products and services provided by PMHS its subsidiaries and affiliates pursuant to this Agreement.

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16. Insurance. Each Party hereto shall maintain minimum general liability insurance of not less than $2,000,000 in the aggregate, $1,000,000 per occurrence. Additionally, Polomar Specialty Pharmacy, LLC shall maintain product liability insurance in an amount not less than $3,000,000 aggregate

17. Arbitration. If a dispute arises from or relates to this contract or the breach thereof, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. The parties further agree that any unresolved controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Claims shall be heard by a single arbitrator, unless the claim amount exceeds $2,000,000.00, in which case the dispute shall be heard by a panel of three arbitrators.

Any arbitration hearing shall be held in a mutually agreed upon location or via virtual proceedings. Notwithstanding the foregoing, the parties shall utilize their best efforts to hold all settlement conferences, mediation or arbitration proceedings remotely. Each Party hereto shall bear its own costs unless the arbitrator renders a finding of bad faith, in which case fees may shift. The arbitration shall be governed by the laws of the State of Delaware Depositions shall be limited to a maximum of two (2) per Party and shall be held within 21 days of the making of a request. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition shall be limited to a maximum of three (3) hours. In making determinations regarding the scope of exchange of electronic information, the arbitrator(s) and the parties agree to be guided by The Sedona Principles, Third Edition: Best Practices, Recommendations & Principles for Addressing Electronic Document Production.

The award shall be made within 9 months of the filing of the notice of intention to arbitrate (demand), and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by the arbitrator for good cause shown, or by mutual agreement of the parties.

The arbitrator(s) shall not award consequential damages in any arbitration initiated under this section. The arbitrator(s) shall award to the prevailing Party, if any, as determined by the arbitrators, all of their costs and fees. ‘Costs and fees’ mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees. The award of the arbitrators shall be accompanied by a reasoned opinion. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The parties agree that failure or refusal of a Party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that Party to present evidence or cross-examine witness. In such event, the other Party shall be required to present evidence and legal argument as the arbitrator(s) may require for the making of an award. Such waiver shall not allow for a default judgment against the non-paying Party in the absence of evidence presented as provided for above. Notwithstanding any language to the contrary in the contract documents, the parties hereby agree: that the Underlying Award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”); that the Underlying Award rendered by the arbitrator(s) shall, at a minimum, be a reasoned award; and that the Underlying Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an Underlying Award, as defined by Rule A-3 of the Appellate Rules, by filing a Notice of Appeal with any AAA office. Following the appeal process the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.

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18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware

19. Notices. All written notices required herein shall be sent electronically as follows:

As to PMHS: Terrence M. Tierney, President

Terrence.Tierney@PolomarHS.com

As to I4G: Casey Barksdale

casey@island40group.com

As to FHH: Douglas G. Paulin CPA, Chief Financial Officer

douglas@forhumanity.co

20. Force Majeure. The obligation of Polomar/IG4to provide prescription fulfillment services here under shall be suspended during the period and to the extent that Polomar/IG4 is prevented or hindered from complying therewith by any law or governmental order, rule, regulation or direction, whether domestic or foreign, or by any cause beyond the reasonable control of Polomar/IG4, including but not limited to acts of nature, strikes, lock outs and other labor and industrial disputes and disturbances, civil disturbances, accidents, acts of terrorism, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), disease, epidemic, shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof, and delays in transportation. In such event, Polomar/IG4 shall give notice of suspension as soon as reasonably practicable stating the date and extent of such suspension and the cause thereof and Polomar/IG4 best estimate of the date on which it will be able to resume the performance of its obligations herein. In addition, Polomar/IG4 will use commercially reasonable efforts during any such suspension to keep IG4 informed as to the progress of removal of the cause of such suspension. Polomar/IG4 shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause and Polomar/IG4 shall timely notify FHH, and Polomar/IG4 shall not be liable for failure to provide prescription fulfillment services for the period in which such Service could not be provided or granted pursuant to this paragraph. Notwithstanding the foregoing, Polomar/IG4 will utilize its commercially best efforts to provide prescription fulfillment services to FHH during any suspension of obligations provided for in this paragraph through other duly licensed vendors.

Signatures Appear on Following Page

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The Parties hereto agree to the terms of this Agreement effective March 12, 2025.

FOR HUMANITY HEALTH, INC.

/s/ Yoshua Davis
Signature/Date	3/11/25
By:	Yoshua Davis
Title:	Founder/President

ISLAND 40 GROUP, LLC

/s/ Casey Barksdale
Signature/Date	3/11/25
By:	Casey Barksdale
Title:	President

POLOMAR HEALTH SERVICES, INC.

/s/ Terrence M. Tierney
Signature/Date	3/11/25
By:	Terrence M. Tierney
Title:	President

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EXHIBIT A

PRICING

1.	For the period commencing on March 12, 2025, through March 31, 2026, each unit of one (1) inhaler and ten (10) capsules of inhalable sildenafil (collectively, a “Unit”), shall have a gross wholesale price of [REDACTED], plus applicable shipping costs.
2.	Replacement inhalers shall be charged to FHH at [REDACTED{ ea.
3.	For the period commencing on April 1, 2026, through March 31, 2027, each Unit shall have a gross wholesale price not to exceed [REDACTED], plus applicable shipping costs.
4.	For the period commencing on April 1, 2027, through March 31, 2028, each Unit shall have a gross wholesale price not to exceed [REDACTED], plus applicable shipping costs.

During any renewal of this Agreement the Parties hereto agree to negotiate any renewal product pricing in good faith and upon terms as expiring.

Notwithstanding the foregoing the Parties hereto agree that pricing for inhalable sumatriptan shall be negotiated in good faith.

EXHIBIT C

The parties to the Agreement do hereby agree, acting in good faith, to form a joint venture for the purpose of [REDACTED] for the delivery of the medications contemplated hereunder and any other mutually agreed upon medications that the parties are legally licensed to distribute.

The parties will utilize their best efforts to execute a definitive joint venture agreement on or before April 15, 2025. Notwithstanding the foregoing, failure or inability to consummate a mutually acceptable joint venture or revenue sharing agreement within a reasonable time period shall have no effect whatsoever on the validity of the Agreement and the terms therein.